SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

Lamar Advertising Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
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	(4)	Date Filed:

LAMAR ADVERTISING COMPANY

5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2004

     To the Stockholders:

     The 2004 annual meeting of the stockholders of Lamar Advertising Company, a Delaware corporation, will be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 27, 2004, for the following purposes:

1.	To elect seven directors, each for a one-year term.

2.	To approve an amendment to the Company’s 1996 Equity Incentive Plan to increase the number of shares of the Company’s Class A common stock available for issuance pursuant to awards under the 1996 Equity Incentive Plan by 2,000,000 shares from 8,000,000 to 10,000,000 shares.

3.	To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 5, 2004 will be entitled to vote at the meeting.

     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

James R. McIlwain
Secretary

Baton Rouge, Louisiana
April 19, 2004

LAMAR ADVERTISING COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2004

General Information

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the annual meeting of stockholders to be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 27, 2004, and at any adjournments thereof.

     We are mailing our annual report to stockholders for the fiscal year ended December 31, 2003 to stockholders with the mailing of this proxy statement on or about April 19, 2004. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the SEC, except for certain exhibits.

Record Date, Voting Rights and Outstanding Shares

     The Board of Directors has fixed April 5, 2004 as the record date for determining holders of our common stock who are entitled to vote at the Annual Meeting.

     We have two classes of common stock and one class of preferred stock issued and outstanding: Class A common stock, $.001 par value per share, Class B common stock, $.001 par value per share and Series AA preferred stock, $.001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.

     With respect to the matters submitted for vote at the Annual Meeting, each share of Class A common stock and Series AA preferred stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes.

     Our Class A common stock, Class B common stock and Series AA preferred stock will vote as a single class in regards to the matters submitted at the Annual Meeting. On April 5, 2004, there were outstanding and entitled to vote 87,998,313 shares of Class A common stock, 15,797,527 shares of Class B common stock and 5,719.49 shares of Series AA preferred stock.

     The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the votes represented by the Class A common stock, the Class B common stock and the Series AA preferred stock issued and outstanding on April 5, 2004 will constitute a quorum for the transaction of business. Proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals are called “broker non-votes.” Broker non-votes, votes withheld and abstentions will be considered present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

     Stockholders who do not attend the Annual Meeting in person may submit proxies by mail. Proxies in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the amendment to the 1996 Equity Incentive Plan; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments thereof.

     We will not count shares that abstain from voting on a particular matter and broker non-votes as votes in favor of such matter. We will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.

Voting of Proxies

     You may vote by either of the following means:

•	by mail; or

•	in person at the Annual Meeting.

     To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Revocability of Proxies

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card.

Householding of Annual Meeting Materials

     Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attn: Secretary, telephone: (225) 926-1000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

     The following table sets forth certain information known to us as of March 15, 2004 with respect to the shares of common stock that are beneficially owned as of such date by: (i) each director and each of the nominees for director; (ii) the Chief Executive Officer and each of the other executive officers; (iii) all directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of either class of our common stock. Except as otherwise indicated, the address of each beneficial holder listed below is c/o Lamar Advertising Company, 5551 Corporate Blvd., Baton Rouge, LA 70808, and except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by them.

Directors, Officers	Title of	Number of		Percent
and 5% Stockholders	Class	Shares		of Class
Kevin P. Reilly, Jr.	Class A	795,511	(1)	*
	Class B(2)	11,362,250	(3)	71.9	%(4)

Sean E. Reilly	Class A	650,638	(5)	*
	Class B(2)	10,782,835	(3)	68.3	%(6)

Anna Reilly Cullinan	Class A	548,138	(7)	*
	Class B(2)	10,665,280	(3)	67.5	%(8)

The Reilly Family Limited Partnership	Class A	548,138		*
	Class B(2)	9,000,000		57.0	%(9)

Janus Capital Management LLC	Class A	11,284,453	(10)	12.8%
100 Fillmore Street Denver, CO 80206

FMR Corp.	Class A	10,134,955	(11)	11.5%
82 Devonshire Street Boston, MA 02109

Goldman Sachs Asset Management, L.P.	Class A	8,135,360	(12)	9.3%
32 Old Slip New York, NY 10005

Wellington Management Company, LLP	Class A	5,003,406	(13)	5.7%
75 State Street Boston, MA 02109

Massachusetts Financial Services Company	Class A	4,964,200	(14)	5.6%
500 Boyleston Street Boston, MA 02116

Charles W. Lamar, III	Class A	4,872,842	(15)	5.5%

AIM Management Group Inc.	Class A	4,520,050	(16)	5.1%
11 Greenway Plaza Suite 100 Houston, TX 77046

Keith A. Istre	Class A	91,512	(17)	*

Stephen P. Mumblow	Class A	19,000	(18)	*

John Maxwell Hamilton	Class A	19,000	(19)	*

Thomas V. Reifenheiser	Class A	18,000	(20)	*

Robert M. Jelenic	Class A	6,667	(21)	*

All Directors and Executive Officers as a group (9 Persons)	Class A	20,735,397	(22)	20.0	%(23)

*	Less than 1%

(1)	Includes 548,138 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Mr. Reilly is the managing general partner, and 102,500 shares subject to stock options exercisable within 60 days of March 15, 2004.

(2)	Upon the sale of any shares of Class B common stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A common stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above. Except for voting rights, the Class A and Class B common stock are substantially identical. The holders of Class A common stock and Class B common stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A common stock entitled to one vote per share and the holders of Class B common stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(3)	Includes 9,000,000 shares held by the RFLP, of which Kevin Reilly, the President and Chief Executive Officer of Lamar Advertising, is the managing general partner and 377,474 shares held by the KPR, Jr. Family Trust. Kevin Reilly’s three siblings, Anna Reilly Cullinan (a nominee for director), Sean E. Reilly and Wendell S. Reilly are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly Cullinan, Sean Reilly and Wendell Reilly disclaim any beneficial ownership in the RFLP.

(4)	Represents 10.9% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(5)	Consists of 548,138 shares held by the RFLP and 102,500 shares subject to stock options exercisable within 60 days of March 15, 2004. Mr. Reilly disclaims any beneficial ownership in the RFLP.

(6)	Represents 10.4% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(7)	Consists of 548,138 shares held by the RFLP. Mrs. Cullinan disclaims beneficial ownership in the RFLP.

(8)	Represents 10.3% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(9)	Represents 8.7% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(10)	Includes 1,188,186 shares that may be acquired by Janus Capital upon the conversion of bonds. Based on the Schedule 13G/A filed with the Commission by Janus Capital Management LLC for the year ended December 31, 2003.

(11)	Includes (a) 9,312,097 shares beneficially owned by its wholly owned subsidiary Fidelity Management & Research Company, which includes 139,787 shares that could be acquired upon the conversion of $7,200,000 principal amount of Lamar Advertising’s 2.875% Convertible Notes due 2010, and (b) 467,158 shares beneficially owned by Fidelity Management Trust Company over which FMR Corp. and Edward C. Johnson 3d have sole dispositive power. Based on the Schedule 13G/A filed by FMR Corp. with the Commission for the year ended December 31, 2003.

(12)	Based on the Schedule 13G filed with the Commission by Goldman Sachs Asset Management, L.P. for the year ended December 31, 2003.

(13)	Wellington Management Company, LLP shares voting power as to 3,471,905 of these shares and shares investment power as to 5,003,406 of these shares. Based on the Schedule 13G filed by Wellington Management Company, LLP with the Commission for the year ended December 31, 2003.

(14)	Based on the Schedule 13G filed by Massachusetts Financial Services Company with the Commission for the year ended December 31, 2003.

(15)	Includes (a) 425,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power; (b) 1,036,662 shares held in trust for Mr. Lamar’s two minor children who reside with him; Mr. Lamar disclaims beneficial ownership of these shares; (c) 1,000,000 shares held by a private exchange fund, as to which Mr. Lamar is deemed the beneficial owner, 600,000 shares of which are subject to pledge pursuant to forward sale contracts; (d) 70,000 shares that the trusts for Mr. Lamar’s two minor children who reside with him have exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership of these shares; (e) 1,652,608 shares held by CWL3, LLC; CWL3, No. 2DG, LLC; CWL3, No. 3C, LLC; as to which Mr. Lamar is deemed the beneficial owner; and (f) 50,750 shares owned by Mr. Lamar’s spouse and 5,710 shares owned by Mr. Lamar’s minor children, as to which Mr. Lamar disclaims beneficial ownership.

(16)	Based on the Schedule 13G for the year ended December 31, 2003 filed by AIM Management Group, Inc. with the Commission on behalf of itself and its wholly owned subsidiaries, AIM Advisors, Inc., AIM Capital Management, Inc. and AIM Private Asset Management, Inc.

(17)	Includes 90,200 shares of Class A common stock subject to stock options exercisable within 60 days of March 15, 2004.

(18)	Includes 18,000 shares of Class A common stock subject to stock options exercisable within 60 days of March 15, 2004.

(19)	Includes 18,000 shares of Class A common stock subject to options exercisable within 60 days of March 15, 2004.

(20)	Consists of 18,000 shares of Class A common stock subject to options exercisable within 60 days of March 15, 2004.

(21)	Consists of 6,667 shares of Class A common stock subject to options exercisable within 60 days of March 15, 2004.

(22)	See Notes 1, 3, 5, 7, 15, 17, 18, 19, 20 and 21.

(23)	Assumes the conversion of all shares of Class B common stock into shares of Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that during 2003 our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors has set the number of directors at seven for the coming year. The persons named below have been nominated for election as directors at the annual meeting of stockholders to be held on May 27, 2004, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Each has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

     The Board has determined that Messrs. Mumblow, Hamilton, Reifenheiser and Jelenic are “independent directors” as defined in the Nasdaq Stock Market listing standards.

Required Vote

     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.

Nominees for Director

     The following table contains certain information about the nominees for director.

	Business Experience During Past Five	Director
Name and Age	Years and Other Directorships	Since
Kevin P. Reilly, Jr. Age: 49	Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.	1984

	Business Experience During Past Five	Director
Name and Age	Years and Other Directorships	Since
Charles W. Lamar, III Age: 55	Charles W. Lamar, III has been a director since June 1973. He joined us as an employee in 1982 and served as General Counsel and Secretary through December 1998. Prior to joining us, Mr. Lamar maintained his own law practice and was employed by a law firm in Baton Rouge. In January 1999, Mr. Lamar became Chairman and Chief Executive Officer of Woodlawn Land Company, a commercial real estate company. Mr. Lamar received a B.A. in Philosophy from Harvard University in 1971, an M.A. in Economics from Tufts University in 1972 and a J.D. from Boston University in 1975.	1973

Anna Reilly Cullinan Age: 40	From 1992 until 2000, Mrs. Cullinan owned and operated Lula’s Cafe, a restaurant, and served on the Board of Directors of several community-based organizations in South Bend, Indiana. Mrs. Cullinan currently is a director of St. Joseph Capital Bank in South Bend. Prior to living and raising her family in Indiana, Mrs. Cullinan worked for the Corporation for National Service and the Ashoka Foundation in Washington, D.C. Mrs. Cullinan received her B.A. from Emory University in 1985, and a Masters of Public Policy from Duke University in 1990.	2001

Stephen P. Mumblow Age: 48	Stephen P. Mumblow is the President of Manhan Media, Inc., an investment company in broadcasting and other media concerns. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow is a 1977 graduate of The Wharton School, University of Pennsylvania with a B.S. Degree in Economics.	1999

John Maxwell Hamilton Age: 57	John Maxwell Hamilton has served as Dean of the Manship School of Mass Communications of Louisiana State University since 1992. In addition, Mr. Hamilton worked on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development. Mr. Hamilton received a B.A. in Journalism from Marquette University in 1969, an M.S. in Journalism from Boston University in 1974 and a Ph.D. from George Washington University in 1983.	2000

	Business Experience During Past Five	Director
Name and Age	Years and Other Directorships	Since
Thomas V. Reifenheiser Age: 68	Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a member of the Board of Directors of Mediacom Communications Corp., Cablevision Systems Corporation and F&W Publications Inc. Mr. Reifenheiser received a B.B.A. from Hofstra University and an M.B.A. from The Wharton School, University of Pennsylvania.	2000

Robert M. Jelenic Age: 53	Robert M. Jelenic has been President and Chief Executive Officer of the Journal Register Company since 1990, and became Chairman of the Board in 1997. Admitted to the Ontario Institute of Chartered Accountants in 1974, Mr. Jelenic began his business career with Arthur Andersen in Toronto, Canada. Mr. Jelenic has 27 years of senior management experience in the newspaper industry, including 12 years with the Toronto Sun Publishing Group.	2004

Family Relationships

     Kevin P. Reilly, Jr. and Sean Reilly, our Chief Operating Officer, are brothers, Anna Reilly Cullinan is their sister and Charles W. Lamar, III is their cousin.

Board and Committee Meetings

     During the year ended December 31, 2003, our Board of Directors held four meetings. Each of the directors who was then in office attended at least 75% of the aggregate number of meetings of our Board and all of its committees on which that director served. The Board committees currently consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the year ended December 31, 2003, the Audit Committee held ten meetings, the Compensation Committee held two meetings and the Nominating and Governance Committee, which was formed in December 2003, held no meetings. We encourage, but do not require, our board members to attend the annual stockholders meeting. Last year, all of our directors attended the stockholders meeting.

     Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chairman), John Maxwell Hamilton and Thomas V. Reifenheiser. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq Stock Market standards governing the qualifications of Audit Committee members. Stephen P. Mumblow qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission and satisfies the financial sophistication requirements under applicable Nasdaq requirements. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight of the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment and oversight of our independent auditors and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter, as currently in effect, is included as Appendix A to this proxy statement.

     Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman) and Stephen P. Mumblow, each of whom meet the independence requirements as defined by applicable Nasdaq National Market standards governing the independence of directors. The Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits.

     Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Thomas V. Reifenheiser (Chairman) and Stephen P. Mumblow, each of whom meet the independence requirements as defined by applicable Nasdaq National Market standards governing the independence of directors. The Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines.

     Mr. Jelenic is the only nominee for director proposed to be elected for the first time at the Annual Meeting. Mr. Jelenic’s name was first suggested by a non-management director. For information relating to the nominations process, including the nomination of directors by stockholders, see “Director Candidates” below. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors, which is attached as Appendix B to this proxy statement.

Director Candidates

     The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to the Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

     In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:

•	whether the candidate meets the independence requirements under applicable Nasdaq National Market listing standards;

•	the extent to which the candidate’s skills, experience and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.

The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

     Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting their names and background to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Committee’s charter attached as Appendix B to this proxy statement. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.

Communications From Stockholders

     The Board will give appropriate attention to written communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our internal legal counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.

     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

     Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.

Director Compensation

     During 2003, directors who were not employed by us received a fee of $1,500 per month and were reimbursed for travel expenses incurred to attend board meetings. The members and Chairman of the Audit Committee also received fees of $9,000 and $18,000, respectively. At the discretion of our Compensation Committee, our independent directors who are not employed by us also receive option grants from time to time. No option grants were made to directors during 2003.

Certain Relationships and Related Transactions

     Interstate Highway Signs Corp. (IHS) is a wholly owned subsidiary of Sign Acquisition Corp. Kevin P. Reilly, Jr., our President, Chief Executive Officer and one of our directors, had voting control over a majority of the outstanding shares of Sign Acquisition Corp. through a voting trust until he sold this interest on December 16, 2003. We purchased approximately $1.2 million of highway signs and transit bus shelters from IHS, which represented approximately 13% of total capitalized expenditures for our logo sign and transit advertising businesses, during the year ended December 31, 2003. We do not use IHS exclusively for our highway sign and transit bus shelter purchases.

     Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, has a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written notice of termination to the other. The amended agreement provides for an annual consulting fee of $190,000 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150,000 for any subsequent one year renewal terms. The agreement also contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.

     We also have a lease arrangement with Reilly Enterprises, LLC, which Kevin P. Reilly, Sr. controls, for the period beginning October 1, 2001 and continuing for sixty consecutive months for the use of an airplane. We pay a fee of $5,000 per month plus expenses which entitles us to 6.67 hours of flight time, any unused portion of which is carried over into the next succeeding month. The total fees accrued for under this arrangement for fiscal 2003 were approximately $86,000.

     As of December 31, 2003, we had a receivable of approximately $959,000 for premiums paid on split-dollar life insurance arrangements for Kevin P. Reilly, Sr. that were entered into in 1990 and 1995 as a component of his compensation as our Chief Executive Officer and his continuing retirement benefits thereafter. In accordance with the terms of the arrangements, we were entitled to recover all of the cumulative premiums paid by us upon the termination, surrender or cancellation of the policies or upon the death of the insured. In February 2004, this obligation to us was repaid and the split dollar arrangements were terminated.

     Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly and Anna Reilly Cullinan. Kevin P. Reilly, Jr. is our President, Chief Executive Officer and one of our directors, Sean Reilly is our Chief Operating Officer and Anna Reilly Cullinan is one of our directors. Kevin P. Reilly, Jr. and Anna Reilly Cullinan are also nominees for director.

Compensation Committee Interlocks And Insider Participation

     The Compensation Committee currently consists of Stephen P. Mumblow and Thomas V. Reifenheiser. Charles W. Lamar, III served on the Committee from May 1999 until his resignation from the Committee in May 2003. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

     From October 1982 to December 1998, Charles Lamar was the Company’s Secretary and General Counsel.

Executive Compensation

Summary Compensation Table

     The following table sets forth certain compensation information for the Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 2003 exceeded $100,000, which are herein referred to as the Named Executive Officers.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation Awards
					Shares of Class A
					Common Stock
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)	Compensation($)
Kevin P. Reilly, Jr.	2003	220,000	425,000	*	—	65,142	(1)
President and Chief Executive	2002	220,000	175,000	*	—	64,167	(1)
Officer	2001	220,000	150,000	*	97,500	63,638	(1)

Sean E. Reilly	2003	190,000	325,000	*	—	50,000	(2)
Chief Operating Officer and	2002	190,000	125,000	*	—	50,000	(2)
Vice President	2001	150,000	112,500	*	97,500	50,000	(2)

Keith A. Istre	2003	180,000	325,000	*	—	15,000	(2)
Treasurer and Chief Financial	2002	166,000	125,000	*	—	15,000	(2)
Officer	2001	166,000	112,500	*	48,000	15,000	(2)

*	The aggregate value of all perquisite and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus.

(1)	Consists of (a) employer contributions under the Company’s deferred compensation plan of $57,500 per year and (b) $6,138, $6,667 and $7,642 for 2001, 2002 and 2003 respectively for the premiums attributable to the term life insurance portion of two split-dollar life insurance policies and the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for the split-dollar life insurance policies paid by us. Ownership of these insurance policies was transferred from The Kevin Reilly, Jr. Life Insurance Trust, a trust for the benefit of Mr. Reilly’s children, to us in December 2003. We terminated one of these policies and were reimbursed all premiums previously paid by us under the policy. The Kevin Reilly, Jr. Life Insurance Trust remains the primary beneficiary under the remaining policy, except to the extent of premiums paid by us.

(2)	The reported amounts consist of employer contributions under the Company’s deferred compensation plan.

Option Grants and Potential Realizable Values Table

     No option grants were made to the Named Executive Officers during fiscal year 2003.

Option Exercises and Year-End Values Table

     The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2003.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Value

	Number of Securities Underlying	Value of Unexercised
	Unexercised Options at Fiscal	in-the-Money Options at
	Year-End(#)	Fiscal Year-End($)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
Kevin P. Reilly, Jr.	97,500/0	1,062,750/0
Sean E. Reilly	97,500/0	1,062,750/0
Keith A. Istre	142,200/0	1,731,830/0

(1)	Based on the difference between the option exercise price and the closing price of the underlying Class A common stock on December 31, 2003. The closing price on that date was $37.32.

Compensation Committee Report on Executive Compensation

     Our executive compensation policy is designed to attract, retain and reward executive officers who contribute to our long-term success by maintaining a competitive salary structure and aligning individual compensation with the achievement of corporate and individual performance objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2003 as they affected each of our executive officers.

     Executive Officer Compensation

     Overall, the Committee has determined that executive officer base salaries and cash bonuses should be based on industry averages for comparable positions as well as on individual and corporate performance.

     For 2003, the Chief Executive Officer made recommendations to the Committee as to base salary amounts for each executive officer (including himself) based on his assessment of each officer’s individual performance and current level of compensation. The Committee evaluated the Chief Executive Officer’s recommendations, taking into account the officer’s tenure in his position, the Committee’s subjective assessment of individual performance and our overall performance during the prior year. The Committee did not apply a strict formula but instead considered these factors together without giving any specific weight to any individual factor. The Committee gauged our overall performance based on several key indicators. These indicators included the number of acquisitions completed and the aggregate purchase price thereof, the market performance of our Class A common stock and the growth in net revenues and cash flows. The Committee also considered the current financial and economic environment in making its assessment. The Chief Executive Officer recommended that his base compensation and the base compensation of the Chief Operating Officer remain the same in 2003 as it was in 2002. The Chief Executive Officer recommended the salary of the Chief Financial Officer be increased in 2003 from 2002 by $14,000. The Committee approved these recommendations.

     At the end of each fiscal year, the Chief Executive Officer proposes to the Committee the size of annual bonuses, taking into account our growth for that year and each officer’s individual performance. With respect to the 2003 bonus year, the Chief Executive Officer also provided the Committee with a peer group survey of compensation across the media industry. In light of the Committee’s findings that our total executive compensation was significantly below our peer group, the Committee decided to include a one-time adjustment in the bonuses for 2003 to achieve total compensation levels for the year that were commensurate with industry averages. In 2003, cash bonuses paid to the Chief Executive Officer and other executive officers totaled $1,075,000. The Chief Executive Officer’s bonus was also based on our overall financial performance during 2003.

     Stock Options

     No option grants were made to the executive officers during 2003.

     Deduction Limit for Executive Compensation

     Section 162(m) of the Internal Revenue Code limits a publicly held company’s tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1,000,000 to a covered executive in any year cannot be deducted. Certain performance-based compensation that has been approved by stockholders is not subject to the limit. We do not currently expect to pay cash compensation exceeding the $1,000,000 limitation. Stock options granted under the 1996 Equity Incentive Plan are not subject to the limitation under applicable regulations. In addition, the Committee will consider as appropriate other ways to maximize the deductibility of executive compensation, while retaining the discretion to compensate certain executive officers in a manner commensurate with performance and the competitive environment for executive talent without regard to deductibility.

By the Compensation Committee,

Thomas V. Reifenheiser (Chair)
Stephen P. Mumblow

Performance Graph

     The following graph shows a comparison of the cumulative total stockholder returns on the Class A common stock over the period from December 31, 1998 to December 31, 2003 as compared with that of the Nasdaq US Index and Clear Channel Communications, Inc., a company that we selected as comparative to us in that it operates as part of its business outdoor advertising properties as well as other media properties. The graph assumes $100 invested on December 31, 1998 in our Class A common stock, the Nasdaq US Index and Clear Channel Communications, Inc. with all dividends, if any, being reinvested.

	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03
Lamar Advertising Company	$100	$163	$104	$114	$90	$100
Nasdaq US	$100	$185	$112	$89	$61	$92
Clear Channel Communications, Inc.	$100	$164	$89	$93	$68	$86

Report of the Audit Committee

     In the course of its oversight of Lamar’s financial reporting process, the Audit Committee of the Board of Directors has:

•	reviewed and discussed with management Lamar’s audited financial statements for the fiscal year ended December 31, 2003;

•	discussed with KPMG LLP, Lamar’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with the auditors their independence; and

•	considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Lamar’s annual report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

     The Committee has also reviewed, and upon its recommendation, the Board of Directors has approved a revision of the Audit Committee Charter. The current form of the Audit Committee Charter is attached as Appendix A to this proxy statement.

By the Audit Committee,

Stephen P. Mumblow (Chair)
John Maxwell Hamilton
Thomas V. Reifenheiser

Information Concerning Auditors

     The firm of KPMG LLP, independent accountants, audited our financial statements for the year ended December 31, 2003. The Board of Directors has appointed KPMG LLP to serve as our independent auditors for its fiscal year ending December 31, 2004. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

     The Audit Committee approves the engagement of the independent auditor and approves, in advance, all audit services and all permitted non-audit services to be provided to us by the independent auditor.

     The fees for services provided by KPMG LLP to the Company in 2003 were as follows:

	Fiscal 2003	Fiscal 2002
Audit Fees(1)	$549,500	$395,000
Audit Related Fees	—	—
Tax Fees(2)	42,923	54,723
All Other Fees	—	—

Total	$592,423	$449,723

(1)	Audit Fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly financial statements and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

(2)	Tax Fees as of the years ended December 31, 2003 and 2002, respectively, included tax compliance fees of $16,200 and $15,475, and tax planning fees of $26,723 and $39,248.

PROPOSAL 2: PROPOSAL TO APPROVE AN AMENDMENT TO
1996 EQUITY INCENTIVE PLAN

     The Board of Directors submits for stockholder approval an amendment to increase by 2,000,000 shares the number of shares of the Company’s Class A common stock reserved for issuance pursuant to awards under the Company’s 1996 Equity Incentive Plan.

General

     The 1996 Equity Incentive Plan was adopted by Lamar Advertising Company in July 1996. There were originally 2,000,000 shares of Class A common stock reserved for issuance under the 1996 Equity Incentive Plan, which became 3,000,000 shares as a result of a 3-for-2 stock split effected in February 1998. At the 1999, 2000 and 2002 Annual Meeting of Stockholders, the stockholders approved amendments to the plan and it was amended to increase the aggregate number of shares of Class A common stock reserved for issuance under the plan to 4,000,000 shares, 5,000,000 shares and 8,000,000 shares, respectively. The number of shares reserved for issuance under the 1996 Equity Incentive Plan includes shares subject to options already granted and shares issued pursuant to options already exercised. The 1996 Equity Incentive Plan is designed to provide us flexibility in awarding equity incentives by providing for different types of incentives that may be awarded. The purpose of the 1996 Equity Incentive Plan is to attract and retain directors and key employees of and consultants for us and our eligible affiliated companies and to enable them to participate in our long-term growth.

     As the amount of any awards under the 1996 Equity Incentive Plan is within the Compensation Committee’s discretion, total awards that may be granted for the current fiscal year are not determinable until completion of the year. The following table sets forth shares underlying awards granted under the 1996 Equity Incentive Plan through March 15, 2004:

Total Awards to Date Under the Company’s 1996 Equity Incentive Plan

Number of Shares of
Class A Common Stock
Name	Underlying Options
Current Executive Officers:
Kevin P. Reilly, Jr., Chief Executive Officer	122,500
Keith Istre, Chief Financial Officer	313,000
Sean E. Reilly, Chief Operating Officer	122,500
Current executive officers as a group (3 persons)	558,000
Current directors who are not executive officers as a group (6 persons)	110,000
Other company employees as a group (including current officers who are not executive officers)	7,849,500

Total Awards to Date	8,517,500

     Of the nominees for election as director, Mr. Hamilton has received options to purchase a total of 30,000 shares, Mr. Mumblow has received options to purchase a total of 30,000 shares, Mr. Reifenheiser has received options to purchase a total of 30,000 shares, and Mr. Jelenic has received options to purchase a total of 20,000 shares. No equity awards have been granted to Anna Reilly Cullinan or Charles W. Lamar, III and awards to Kevin P. Reilly, Jr. are described above. No person has received five percent of the options granted under the Equity Incentive Plan.

     The following table sets forth shares underlying awards granted under the 1996 Equity Incentive Plan to date that were made subject to stockholder approval of the proposed amendment to the plan:

New Plan Benefits

1996 Equity Incentive Plan

Name and Position	Dollar Value ($)	Number of Units
Current Executive Officers:
Kevin P. Reilly, Jr., Chief Executive Officer	—	0
Keith Istre, Chief Financial Officer	—	0
Sean E. Reilly, Chief Operating Officer	—	0
Current executive officers as a group (3 persons)	—	0
Current directors who are not executive officers as a group (6 persons)	—	0
Other company employees as a group (including current officers who are not executive officers)	—	2,500

Amendment

     In February 2004, our Board of Directors voted, subject to stockholder approval, to amend the 1996 Equity Incentive Plan to increase the aggregate number of shares of Class A common stock available for awards under such plan by an additional 2,000,000 shares to an aggregate of 10,000,000 shares, subject to adjustment for stock-splits and similar capital changes. If any award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the 1996 Equity Incentive Plan. Approval of this amendment is required by the rules of the Nasdaq National Market and in order for options granted under the 1996 Equity Incentive Plan to qualify as Incentive Stock Options. The Board of Directors believes that it is important for employee participants in the 1996 Equity Incentive Plan to have the opportunity to benefit from the favorable tax treatment described below. The Company believes that this increase is necessary and appropriate to enable the Company to attract and retain the quality of employees whose services are considered important to the Company’s future progress, including employees of companies acquired by the Company. The Company believes that participation in the 1996 Equity Incentive Plan provides such employees with an incentive to remain employees of the Company.

     The following summary of the 1996 Equity Incentive Plan’s principal features is qualified in its entirety by reference to the full text of the 1996 Equity Incentive Plan, which has been filed with the SEC and will be made available upon written request to our Secretary.

Administration and Eligibility

     The 1996 Equity Incentive Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, restricted stock and unrestricted stock for the purchase of shares of Class A common stock. Awards under the 1996 Equity Incentive Plan can be granted to employees, consultants and directors of the Company as well as employees and consultants of its eligible subsidiaries who are capable of contributing significantly to the successful performance of the Company. The Compensation Committee administers the 1996 Equity Incentive Plan and selects the participants and establishes the terms and conditions of each option or other equity right granted under the 1996 Equity Incentive Plan, including the exercise price, the number of shares subject to options or other equity rights and the time(s) at which such options become exercisable. Subject to certain limitations the Compensation Committee may delegate to one or more executive officers of the Company the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee has authorized the Chief Financial Officer to grant options to purchase shares of Class A common stock to each such participant.

     The exercise price of all incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code granted under the 1996 Equity Incentive Plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any ISO granted under the 1996 Equity Incentive Plan may not exceed ten years.

     As of March 15, 2004, the approximately 3,000 employees of the Company and its affiliates were eligible to participate in the 1996 Equity Incentive Plan and there were approximately 250 participants that had outstanding awards under the plan. The closing price of the Company’s Class A common stock as reported on the Nasdaq National Market on March 15, 2004 was $38.74.

1996 Equity Incentive Plan Activity

     As of March 15, 2004, options to purchase an aggregate of 8,517,500 shares of Class A common stock had been granted under the 1996 Equity Incentive Plan, of which options to purchase 516,759 shares had been cancelled and options to purchase 3,136,338 shares had been exercised. As of such date, 1,999,259 shares remained available for the granting of awards under the 1996 Equity Incentive Plan, if the 2,000,000 shares added by the amendment for which stockholder approval is being requested in this proposal are included. No stock appreciation rights or awards other than option grants have been granted under the 1996 Equity Incentive Plan to date.

Federal Income Tax Consequences Relating to Stock Options

     Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the 1996 Equity Incentive Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

     If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by the Company.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2003 with respect to shares of our Class A common stock that may be issued under our existing compensation plans.

(c) Number of securities
	(a) Number of securities to be		remaining available for future
	issued upon exercise of	(b) Weighted-average exercise	issuance under equity
	outstanding options,	price of outstanding options,	compensation plans (excluding
Plan Category	warrants and rights	warrants and rights	securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,822,710 (2)	$27.30	3,922,491	(3)(4)
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	3,822,710	$27.30	3,922,491

(1)	Consists of the 1996 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

(2)	Does not include purchase rights accruing under the 2000 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes shares available for future issuance under the 2000 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2001, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A common stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the board of directors. Pursuant to the evergreen formula, as of December 31, 2003, 335,290 shares have been added to the 2000 Employee Stock Purchase Plan.

(4)	In addition to stock option awards, the 1996 Equity Incentive Plan provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

Required Vote

     The affirmative vote of a majority of the total votes properly cast on this proposal will constitute the approval of the proposed amendment to the 1996 Equity Incentive Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

The Board of Directors recommends a vote FOR this Proposal.

Other Matters

     The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Deadline For Stockholder Proposals and Director Nominations

     In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2005 Annual Meeting of Stockholders, it must be received by us at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary, no later than December 20, 2004.

     In addition, our bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2005 Annual Meeting, proposals must be received by not later than the close of business on March 13, 2005.

Expenses Of Solicitation

     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.

April 19, 2004

Appendix A

LAMAR ADVERTISING COMPANY

Audit Committee Charter

Purpose

     The principal purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, including by reviewing the financial reports and other financial information provided by the Company, the Company’s disclosure controls and procedures and internal accounting and financial controls, and the annual independent audit process.

     In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Company shall provide to the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any outside auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

     The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. In this connection, the Committee, as a committee of the Board, shall be directly responsible for the appointment (and where appropriate, replacement), compensation and oversight of the work of any registered public accounting firm selected to be the Company’s outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, including resolving any disagreements between management and the outside auditor regarding financial reporting. The Committee shall receive direct reports from the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor and for approving all auditing services and permitted non-audit services provided by the outside auditor.

     This Charter shall be reviewed for adequacy on an annual basis by the Committee.

Membership

     The Committee shall be comprised of at least three members of the Board, all of whom will satisfy the independence requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) and:

•	Who have no relationship to the Company that the Board determines would interfere with the exercise of their independent judgement in carrying out their responsibilities.

•	Who do not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the member’s capacity as a member of the Board or any of its committees.

•	Who are not an “affiliated person” (as defined by applicable law or regulation) of the Company or any subsidiary, other than as a member of the Board or any of its committees.

•	Who are able to read and understand fundamental financial statements in accordance with Nasdaq requirements.

     In addition, at least one member of the Committee will have sufficient accounting or related financial management expertise and experience to be designated as an “audit committee financial expert” (as that term is defined by the Securities and Exchange Commission (the “SEC”)) and to satisfy any other Nasdaq requirement regarding financial sophistication.

     Audit Committee members shall be appointed by the Board of Directors. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

Meetings

     The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. At least quarterly, the Audit Committee shall meet separately with (i) the independent auditor and (ii) Company management. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

Duties and Responsibilities

     The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is responsible for auditing those financial statements.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

•	The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

•	As a whole, or through the Committee chair, the Committee shall review with the outside auditor, prior to filing with the SEC, the Company’s interim financial information to be included in the Company’s Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

•	The Committee shall periodically discuss with management, the internal auditor and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.

•	The Committee shall periodically review with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

•	The Committee shall periodically discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company’s financial statements.

•	The Committee shall review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•	The Committee shall review with the Company’s internal counsel or outside counsel, on at least an annual basis, any material legal compliance issues, including any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

•	The Committee shall review with management and the outside auditor the Company’s critical accounting policies and practices.

•	The Committee shall review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s independence, and take appropriate action regarding the independence of the outside auditor.

•	The Committee shall approve the engagement of the outside auditor and shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.

•	The Committee shall recommend to the Board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall review and agree with the appointment, replacement, or dismissal of the internal auditor.

•	The Committee shall oversee the Company’s disclosure controls and procedures.

•	The Committee shall review and approve all related-party transactions on an ongoing basis.

•	Perform any other activities consistent with this charter, the Company’s bylaws and governing law as the Committee or the Board deems necessary or appropriate.

Complaint Procedures

     Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Appendix B

LAMAR ADVERTISING COMPANY

Nominating and Governance Committee Charter

Purpose

     The Nominating and Governance Committee is appointed by the Board of Directors to:

•	Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies on the Board;

•	Recommend to the Board the directors to be appointed to Board committees;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Board and the Company;

•	Oversee the effectiveness of the Company’s corporate governance in accordance with the guidelines; and

•	Carry out the specific responsibilities set forth below in furtherance of this stated purpose.

Committee Membership and Procedures

     The Committee shall have at least two directors who satisfy the independence requirements of The Nasdaq Stock Market, Inc. Committee members shall be appointed by the Board and may be removed by the Board in its discretion. The Board shall designate one member of the Committee as its Chair. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate provided that the subcommittees are comprised entirely of independent directors.

     The Committee shall meet at least once each year and hold such other meetings from time to time as may be called by its Chair or any two members of the Committee.

     At each meeting of the Board following a meeting of the Committee, the Chair of the Committee shall report to the full Board on the matters considered at the last meeting of the Committee. Such report may be made in whole or in part in an executive session of the independent directors to the extent appropriate.

     The Committee shall conduct its meetings in accordance with this Charter, the procedures of the Board set forth in the bylaws for the Board’s meetings and such other procedures as the Committee may adopt.

Committee Authority and Responsibilities

     Nominees for Election as Directors. The Committee shall recommend to the Board the director nominees for the next annual meeting of shareholders and persons to fill vacancies on the Board that occur between meetings of shareholders. In carrying out this responsibility, the Committee shall:

•	Develop criteria for selecting directors and, when appropriate, conduct searches for prospective Board members whose skills and attributes meet those criteria;

•	Consider nominees submitted to the Board by shareholders; and

•	Prior to recommending a nominee for election, determine that the election of the nominee as a director would effectively further the policies set forth in the corporate governance guidelines.

     Consideration of Director Candidates Submitted by Stockholders. In selecting nominees for directors, the Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder wishing to recommend a director candidate for consideration by the Committee must provide the following information to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808: (a) a brief statement outlining the reasons the nominee would be an effective director for Lamar; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of Lamar stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Lamar; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of Lamar shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Lamar stock that the stockholder and such other beneficial owner, if any, beneficially own. The Committee may seek further information from or about the stockholder, the candidate, or any such other beneficial owner including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner. Any recommendations for consideration by the Committee must comply with any applicable timing requirements set forth in the Company’s bylaws.

     Appointments to Board Committees. At least annually, the Committee shall recommend to the Board the directors to be appointed to the various committees of the Board and the Chair of each committee. The Committee shall consider the desired qualifications for membership on each committee, the availability of each director to meet the time commitment required for membership on the particular committee, and the extent to which there should be a policy of periodic rotation of committee members.

     Evaluations. The Committee shall oversee the process of evaluations of the Board, its committees and executive management of the Company, and make recommendations to the Board as appropriate.

     Corporate Governance Guidelines. The Committee shall recommend to the Board a set of corporate governance guidelines that are appropriate for the Company and in compliance with applicable laws, regulations and listing requirements. The Committee shall periodically review the Company’s corporate governance guidelines for the purposes of:

•	Determining whether the guidelines are being effectively adhered to and implemented;

•	Ensuring that they continue to be appropriate for the Company and comply with applicable laws, regulations and listing requirements; and

•	Recommending any desirable changes in the guidelines to the Board.

     In addition, the Committee shall consider any other corporate governance issues that may arise from time to time, and develop appropriate recommendations to the Board.

     Code of Business Conduct and Ethics. The Committee shall consider any requests for waivers under the Company’s Code of Business Conduct and Ethics or recommend to the Board delegation of authority to another committee of the Board to consider such requests. The Company shall make disclosure of such waivers as required by applicable law, regulations or listing standards.

     Director Compensation. The Committee shall advise the Board with respect to compensation of non-employee directors.

     Orientation and Education. The Committee shall oversee the orientation and education of directors with respect to the Company’s business and financial matters, corporate governance and other appropriate subjects.

     Engagement of Advisors. The Committee shall have the sole authority to retain and terminate any search firm used to identify director candidates and shall have sole authority to approve such search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

     Charter. The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Appendix C

LAMAR ADVERTISING COMPANY

1996 EQUITY INCENTIVE PLAN

(as amended through February 2004)

1.	Purpose

     The purpose of the Lamar Advertising Company 1996 Equity Incentive Plan (the “Plan”) is to attract and retain directors, key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by granting Awards with respect to the Company’s Class A Common Stock (the “Common Stock”). Certain capitalized terms used herein are defined in Section 9 below.

2.	Administration

     The Plan shall be administered by the Committee. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.	Eligibility

     All directors, employees and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4.	Stock Available for Awards

     (a) Amount. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 10,000,000 shares of Common Stock. If any Award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee

(subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

     (c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be granted to any Participant in the aggregate in any calendar year shall not exceed 300,000 shares and the maximum number of shares of Common Stock that may be granted as Restricted Stock or Unrestricted Stock Awards, with respect to which performance goals apply under Section 7 below, to any Participant in the aggregate in any calendar year shall not exceed 300,000, subject to adjustment under subsection (b).

5.	Stock Options

     (a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine. No Incentive Stock Options may be granted hereunder more than ten years after the effective date of the Plan.

     (b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

     (c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of a note or other commitment satisfactory to the Committee or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

6.	Stock Appreciation Rights

     (a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”) in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

     (b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

7.	Stock Awards

     (a) Grant of Restricted or Unrestricted Stock. Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time (“Unrestricted Stock”).

     (b) Performance Goals. The Committee may establish performance goals for the granting of Restricted Stock or Unrestricted Stock Awards or the lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary or division thereof, stock price, or such other business criteria as the Committee may determine. The achievement of the performance goals shall be determined by the Committee. Shares of Restricted Stock or Unrestricted Stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8.	General Provisions Applicable to Awards

     (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

     (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

     (c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

     (d) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

     (e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

     (f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

     (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that the loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

     (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery.

     (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

     (j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant’s consent unless:

     (i) In the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be); or

     (ii) In any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

9.	Certain Definitions

     “Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

     “Award” means any Option, Stock Appreciation Right, Restricted Stock or Unrestricted Stock granted under the Plan.

     “Board” means the Board of Directors of the Company.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

     “Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

     “Common Stock” or “Stock” means the Class A Common Stock, $0.001 par value, of the Company.

     “Company” means Lamar Advertising Company, a Delaware corporation.

     “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

     “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

     “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     “Participant” means a person selected by the Committee to receive an Award under the Plan.

     “Reporting Person” means a person subject to Section 16 of the Exchange Act.

10.	Miscellaneous

     (a) No Right To Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

     (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Restricted Stock or Unrestricted Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.

     (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on July 24, 1996.

     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.

     (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

(FRONT OF PROXY CARD)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY

MAY 27, 2004

     Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr. and Keith A. Istre, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 27, 2004, and at all adjournments thereof. The undersigned hereby revokes any proxy heretofore given with respect to such shares.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares to which this Proxy Card relates “FOR” the proposals listed on the reverse side of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

(Continued and to be signed on reverse side)

(REVERSE OF PROXY CARD)

ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY

MAY 27, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [X]

1.	Proposal to elect directors:

NOMINEES:
[ ]	FOR ALL NOMINEES	[ ]	Anna Reilly Cullinan
		[ ]	John Maxwell Hamilton
[ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES	[ ]	Robert M. Jelenic
		[ ]	Charles W. Lamar, III
[ ]	FOR ALL EXCEPT	[ ]	Stephen P. Mumblow
	(See instructions below)	[ ]	Thomas V. Reifenheiser
		[ ]	Kevin P. Reilly, Jr.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and place a mark next to each nominee for whom you wish to withhold your vote.

2.	Proposal to amend the 1996 Equity Incentive Plan to increase the number of shares of Class A common stock available for issuance by 2,000,000 shares, from 8,000,000 to 10,000,000 shares:

[ ]	FOR PROPOSAL

[ ]	AGAINST PROPOSAL

[ ]	ABSTAIN FROM VOTING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [  ]

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

NOTE:	Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.